Contact: C. Doniele Kane, 816-983-1372, doniele.c.kane@kcsr.com

KCS Announces Appointments of
Michael K. Borrows as Vice President Financial Reporting and Tax;
Bradley R. Cornelsen as Director Joint Venture Accounting

Kansas City, Mo., June 8, 2006 – Kansas City Southern (KCS) (NYSE: KSU) announced today that Michael K. Borrows has been appointed vice president financial reporting and tax, and Bradley R. Cornelsen as director joint venture accounting. Mr. Borrows and Mr. Cornelsen join the team of three new financial department officers, whose appointments were announced in a news release on May 12, 2006. These officers include Patrick J. Ottensmeyer, KCS executive vice president and chief financial officer, Susan B. Wollenberg, KCS vice president financial planning and administration and Julio Quintero, controller for Kansas City Southern de Mexico, S.A. de C.V. (KCSM).

“With the appointment of these five individuals, KCS has significantly strengthened the leadership of its finance and accounting organization,” said Michael R. Haverty, KCS chairman, president and chief executive officer. “Collectively, the group has more than 75 years of finance experience (16 in the railroad industry), and three are certified public accountants. More importantly, they have all demonstrated strong leadership qualities and outstanding career performance.”

“We are pleased with Susan Wollenberg’s contributions as interim chief accounting officer, and look forward to Michael Borrows’ leadership in this role going forward,” said Mr. Haverty. Ms. Wollenberg will return to her primary responsibilities as vice president financial planning and administration.

Mr. Borrows joins KCS from BNSF Railway, where he served in a variety of financial roles over the last decade, most recently as general director finance. He is a certified public accountant and has served as chairman of the rail industry committee for Sarbanes-Oxley. He holds a master of business administration from DePaul University and a bachelor of science in finance from Liberty University.

“Michael’s broad-base of railroad finance expertise and his leadership capabilities will be a valuable asset to the team as we sharpen our financial controls and Sarbanes Oxley compliance,” said Mr. Ottensmeyer.

Mr. Cornelsen will have accounting responsibilities for Meridian Speedway, LLC, which was formed by KCS and Norfolk Southern. He joins KCS from SPX Cooling Technologies, Inc., where he most recently served as global director of finance for the constructed products division. He is a certified public accountant and holds a bachelor of science in accounting from the University of Iowa.

Headquartered in Kansas City, Mo., KCS is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holding is The Kansas City Southern Railway Company, serving the central and south central U.S. Its international holdings include KCSM, serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. KCS’ North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Canada and Mexico.

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